Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS REPORTS THIRD QUARTER 2008 RESULTS

FRANKLIN, Mass., November 13, 2008 — PLC Systems Inc. (Pink Sheets: PLCSF), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three and nine month periods ended September 30, 2008.

Third quarter 2008 total revenues were $1,598,000, a 20 percent increase from $1,331,000 in the third quarter of 2007. The net loss for the third quarter of 2008 was $285,000, or $0.01 per diluted share, compared to a net loss of $499,000, or $0.02 per diluted share, in the third quarter of 2007.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “We are pleased with PLC’s operational performance in the past quarter, despite a challenging environment. Our core TMR business showed greater strength than we have seen recently, especially with two new international laser system sales. At the same time, we continue to push ahead with our new product initiative, RenalGuard™, where we registered additional sales associated with our limited launch in Italy. While we have deferred the onset of our U.S. pivotal trial for RenalGuard for the prevention of Contrast-Induced Nephropathy (CIN), the investigator-sponsored clinical trial at the Cardiologico Centrino Monzino (CCM)-University of Milan is continuing. As part of this initial launch, as well as in our planning for our broader launch in the European Union next year, we are also targeting several additional applications for RenalGuard that we believe are well suited to utilize its automated fluid balancing capabilities, in order to demonstrate even greater value to medical institutions from our technology.”

Mr. Tauscher added, “The improvement in our third quarter TMR results, along with an increase in total TMR kit shipments during the third quarter of 14% from the second quarter of this year, is encouraging. We also recorded three new laser sales, up from two each in the prior quarter this year as well as in the third quarter last year.”

During the third quarter of 2008, 434 disposable TMR kits were shipped, consisting of 398 to hospitals in the U.S. by Novadaq Technologies Inc., PLC’s U.S. marketing and distribution partner for its TMR products, in addition to 36 kits shipped internationally by PLC. In comparison, a total of 382 and 315 disposable TMR kits were shipped worldwide during the second quarter of 2008 and the third quarter of 2007, respectively.

During the third quarter of 2008, Novadaq shipped four CO2 Heart Lasers (HL2), comprised of one new system and three redeployments, compared to three HL2s shipped in the third quarter of 2007, of which two were new systems and one was a redeployed unit. In addition, in the third quarter of 2008, PLC shipped two new lasers to international customers, compared to none in the same period in the prior year. PLC ended the third quarter of 2008 with 173 HL2 CO2 Heart Lasers located at heart centers throughout the U.S.

PLC shipped 50 single use sets associated with its RenalGuard System internationally during the third quarter of 2008, along with five consoles, for its limited European launch of RenalGuard in Italy.

Nine Months’ Results

For the first nine months of 2008, PLC reported total revenues of $4,076,000 compared to $4,756,000 in the same period in 2007.  The net loss for the first nine months of 2008 was $1,718,000, or $0.06 per diluted share, compared to a net loss of $1,548,000, or $0.05 per diluted share, in the first nine months of 2007.

Conference Call

PLC Systems will host a conference call today, November 13, 2008, at 11:00 a.m. ET to discuss these matters. The call may be joined by dialing (866) 356-4123, or internationally, (617) 597-5393, at least ten minutes prior to the start of the call. The passcode is 37030504. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com.  An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location. A replay of the call can also be accessed telephonically by dialing 888-286-8010, or internationally, 617-801-6888, using passcode 60872943, from 1:00 p.m. ET on November 13, 2008 through midnight on November 20, 2008.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets.

PLC’s newest product, RenalGuard, is approved for sale in the EU as a general fluid balancing device. The RenalGuard System consists of a unique, proprietary, closed loop, software-controlled console and accompanying single-use sets that can be used by physicians and nurses to balance patient fluid levels during a variety of medical procedures. With its automated matched fluid replacement capability, RenalGuard is intended to minimize the risk to patients of over- or under-hydration while also largely eliminating what can be an intensive and time consuming manual fluid balancing task for physicians and nurses.

Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. CO2 TMR offers a treatment option for angina patients who suffer from severe coronary artery disease. The CO2 Heart Laser is the world’s first TMR angina relief device cleared for commercial distribution by both the U.S. Food and Drug Administration and Japanese Ministry of Health, Labor and Welfare, and to obtain a CE Mark for distribution within the EU.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, we may be unable to raise sufficient funds in the future to implement our business plan and/or commence our planned U.S. clinical trial for RenalGuard, the current CCM clinical trial and the planned future U.S. clinical trial for RenalGuard as a safe and effective CIN prevention device may not be completed in a timely fashion if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser, and RenalGuard are trademarks of PLC Systems Inc.

#  #  #

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Product sales	$1,203	$975	$3,041	$3,629
Service fees	395	356	1,035	1,127
Total revenues	1,598	1,331	4,076	4,756

Cost of revenues:
Product sales	647	258	1,290	1,406
Service fees	182	210	517	631
Total cost of revenues	829	468	1,807	2,037
Gross profit	769	863	2,269	2,719

Operating expenses:
Selling, general and administrative	619	830	2,420	2,919
Research and development	516	637	1,726	1,684
Total operating expenses	1,135	1,467	4,146	4,603

Loss from operations	(366)	(604)	(1,877)	(1,884)

Other income, net	11	105	89	336
Loss before income taxes	(355)	(499)	(1,788)	(1,548)
Benefit from income taxes	(70)	—	(70)	—
Net loss	$(285)	$(499)	$(1,718)	$1,548

Basic and diluted loss per share	$(0.01)	$(0.02)	$(0.06)	$(0.05)

Average shares outstanding:
Basic and diluted	30,332	30,323	30,331	30,315

CONDENSED BALANCE SHEET

	September 30, 2008	December 31, 2007
Cash and cash equivalents	$5,537	$8,060
Total current assets	8,122	10,733
Total assets	8,502	11,200
Total current liabilities	3,503	3,811
Shareholders’ equity	3,378	4,950